Exhibit 99.1

NEWS

For Release: April 27, 2004

Charter Communications Elects Jo Allen Patton
to its Board of Directors

ST. LOUIS - The election of Jo Allen Patton to the Board of Directors of Charter Communications, Inc. (Nasdaq: CHTR) was announced today by Paul G. Allen, Chairman.

 Ms. Patton, 46, is President and Chief Executive Officer of Vulcan Inc., the investment and project management company founded by Mr. Allen to manage his business and personal initiatives around the world. Vulcan oversees a diverse multibillion dollar portfolio of investments, real estate, sports teams, entertainment and charitable projects.  Holdings include Audience, Charter Communications, Cytokinetics, Digeo, DreamWorks SKG, Oxygen Media, Perlegen Sciences and many other companies. Ms. Patton is also President of Vulcan Productions, the independent feature film and documentary production company, Vice Chair of First & Goal, Inc., which developed and operates Seahawks Stadium, and serves as executive director of the six Paul G. Allen Foundations, which support nonprofit organizations throughout the Pacific Northwest.

 Sister of Mr. Allen, Ms. Patton is co-founder of the Experience Music Project Museum in Seattle, where she oversees design, program development and operations of the institution, as well as the forthcoming Science Fiction Museum and Hall of Fame, opening this summer.

 In making the announcement of Ms. Patton's election, Mr. Allen said, "With her diverse and extensive business background, and her first-hand knowledge of the entertainment industry, the arts, educational, charitable and medical communities through her work with our Foundations, Jody brings a wealth of experience to the Board and our leadership team."

 Ms. Patton joins a Charter board comprised of Mr. Allen; and Directors Charles M. Lillis, Managing Partner of Lone Tree Capital; David C. Merritt, Managing Director of Salem Partners, LLC; Marc B. Nathanson, Chairman of Mapleton Investments LLC; Nancy B. Peretsman, Executive Vice President and Managing Director, Allen & Company, LLC, (not affiliated with Paul G. Allen); John H. Tory, former CEO of Rogers Cable Inc.; Carl E. Vogel, President and CEO of Charter Communications, Inc; and Larry W. Wangberg, former Chairman and CEO of TechTV Inc.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital(tm) and Charter High-Speed Internet Service(tm). Charter also provides business to business video, data and Internet protocol (IP) solutions through its Commercial Services Division. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

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Contact:

Media:                                     Analysts:
David Mack                             Mary Jo Moehle
303-323-1392                          314-543-2397